Exhibit 99.1
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PROVECTUS
PHARMACEUTICALS, INC.

Provectus Pharmaceuticals Receives $1 Million in Financing

KNOXVILLE, Tenn, June 28, 2004 -- Provectus Pharmaceuticals, Inc. (OTCBB: PVCT) announces that it has completed a fixed-price financing of $1 million for the purchase of restricted common shares. The total financing to the company will be $2.3 million if all warrants are exercised. The financing was obtained from a group of accredited investors.

"With part of these funds, a variable-price debenture will be retired, and we will withdraw the registration of 2.4 million shares that was required by the debenture. These shares will not enter the tradable float, which is currently approximately 3 million shares," said Provectus CEO Craig Dees, Ph.D. "Remaining funds will be used to advance sales of our over-the-counter (OTC) products and advance the development of our oncology drug, ProvectaTM. We anticipate that human clinical trials for cancer patients using ProvectaTM could begin as early as fall of this year."

Provectus Pharmaceuticals Inc. licenses and sells products in three sectors of the health-care industry: 1) prescription medications and treatments, 2) medical devices, and 3) over-the-counter (OTC) pharmaceuticals. Prescription drug products and devices address several forms of difficult-to-treat cancers as well as diseases of the skin. OTC products address complementary markets, primarily those involving skin care and comfort.

The company's offices and laboratory are located at 7327 Oak Ridge Highway, Suite A Knoxville, TN 37931; telephone: 865/769-4011. For more information, contact the company at info@pvct.com or visit the corporate Web site: www.pvct.com.

Forward-Looking  Statements
This  release  and  others  statements  issued  or made from time to time by the
company  or  its   representatives   contain   statements  that  may  constitute
forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of the company and members of its management teams as well as the assumptions on which the statements are based. Prospective investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that
actual  results  may  differ   materially   from  those   contemplated  by  such
forward-looking  statements.
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Corporate  Contact:  Provectus  Pharmaceuticals,  Craig Dees, CEO (865) 769-4011
Media   Contacts:   Hilary   Kaye   Associates,   Hilary  Kaye  or  Eve  Gumpel,
egumpel@hkamarcom.com (714) 426-0444 (PDT)
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Source: Provectus Pharmaceuticals Inc.